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Exhibit 10.2

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into between CPNO Services, L.P., a Texas limited partnership, ("Employer") and Bryan W. Neskora ("Employee") on this                        16th day of July 2012 (the "Commencement Date").

        WHEREAS, Employer recognizes the value of the employment of Employee to the continued success and profitable operation of Employer's parent, Copano Energy, L.L.C. (the "Company") and its Affiliates (as defined in Section 18); and

        WHEREAS, Employer desires to employ Employee to serve as Senior Vice President and Chief Operating Officer of the Company and in such other positions with Affiliates of Employer as may be designated from time to time.

        NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.    Employment    Employer hereby agrees to employ Employee and Employee hereby accepts employment upon the terms and conditions specified in this Agreement.

2.    Duties and Responsibilities

        2.1    Duties.    Employee shall be employed by Employer to serve as Senior Vice President and Chief Operating Officer of the Company and in such other positions with Affiliates of Employer as may be designated from time to time. Employee agrees to perform diligently and to the best of his abilities the duties and services required to effectively discharge the functions assigned to such position by Employer, as well as such additional or different duties and services that Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to all policies of Employer.

        2.2    Time and Effort.    Employee shall, during the term of this Agreement, devote his full business time, energy, and best reasonable efforts to the business and affairs of Employer, the Company and its Affiliates. Employee may not engage, directly or indirectly, in any other business, investment, or business activity that interferes with Employee's performance of his duties under this Agreement, is contrary to the interests of Employer, the Company or its Affiliates, or requires any significant portion of Employee's business time.

3.    Term of Agreement    This Agreement shall continue until termination of employment of Employee by Employer or Employee pursuant to Section 5.

4.    Salary, Bonus and Benefits

        4.1    Salary.    Employee shall be paid beginning on the Commencement Date an annual base salary of $350,000 (the "Base Salary"), subject to Employer's standard payroll practices and minus applicable taxes and withholdings. Employee's Base Salary shall be subject to annual review and adjustment.

        4.2    Bonus.    Effective on the Commencement Date, Employee shall be eligible to participate in the Company's Management Incentive Compensation Plan ("MICP") or any substitute incentive compensation plan as may be in effect from time to time for the benefit of management employees of the Company and its Affiliates who are similarly situated to Employee. Employee shall be eligible to earn an annual incentive award with an initial target award of 75% of the Base Salary, which award for 2012 would be pro-rata based on the Commencement Date. Employee's bonus amount will be determined by the Compensation Committee of the Board of Directors of the Company based on a combination of factors, including Employee's performance and the Company's achievement of applicable financial and operational objectives. Any bonus earned by Employee pursuant to this Section 4.2 will be paid no later than the March 15th following the end of the calendar year to which it relates.

        4.3    Insurance, Vacation, and Other Benefits.    Employee shall be eligible to participate in Employer's medical and other insurance plans and all other programs, savings plans, and other employment-related benefits of Employer in accordance with the terms of those programs.

5.    Termination of Employment

        5.1    Termination of Employment by Employer For Cause or Upon Employee Death or Disability.

          (a)   Employer shall have the right to terminate employment of Employee at any time for any of the following reasons:

              (i)  for "Cause" upon the majority vote of a quorum of the Company's Board of Directors at a meeting of the Board called and held for the purpose of considering such termination (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that in the good-faith opinion of the Board, Cause exists to terminate the employment of Employee and specifying the particular details thereof in writing. For purposes of this Section 5.1(a), Cause shall mean (A) gross negligence, gross incompetence, or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement which performance continues for thirty (30) business days after written notice from Employer identifying how Employee has engaged in grossly negligent, grossly incompetent or willful misconduct in the performance of his duties and services and what actions must be taken by Employee to improve his performance; (B) willful refusal without proper reason to perform the duties and services required of Employee pursuant to this Agreement and his willful and continued failure for thirty (30) business days after written demand for substantial performance is delivered by Employer that specifically identifies the manner in which Employer believes Employee has not substantially performed his duties; (C) the commission of any fraudulent act or dishonesty in the course of Employee's employment by Employer; (D) conviction or a plea of guilty to a felony that requires an intentional, knowing or reckless mental state (or any such equivalent mental state) under a criminal code of the United States of America or any state thereof, or any crime involving moral turpitude, whether or not committed in the course of employment by Employer; or (E) a material breach of any material provision of this Agreement or Employer policy or procedure applicable to Employer, which breach is not remedied by Employee within thirty (30) days of Employee's receipt of written notice from Employer of such breach. The foregoing provisions regarding notice to Employee and opportunity to cure shall not, however, apply in circumstances where Employee has engaged in conduct the continuation of which would constitute irreparable harm to the Company, as determined in good faith by the Company's Board of Directors and with respect to any event for which notice has been provided to Employee hereunder, such opportunity to cure shall terminate prior to the expiration of the applicable cure period in the event that Employee fails to act in good faith (i) to improve his performance or (ii) to otherwise cure a purported breach of this Agreement;

             (ii)  upon Employee's death;

            (iii)  upon Employee's becoming incapacitated by accident, sickness, or other circumstances that in the reasonable opinion of a qualified doctor approved by Employer renders Employee mentally or physically incapable of performing the duties and services required of Employee (with or without reasonable accommodation within the meaning of the Americans with Disabilities Act), and that will continue in the reasonable opinion of such doctor for a period of not less than 120 days.

          (b)   In the event of termination of employment pursuant to Section 5.1(a), Employee shall be entitled to receive (i) any Base Salary earned through the date of termination but not yet paid, (ii) an amount equal to any earned but unused vacation time and (iii) amounts (if any) to which Employee may be entitled pursuant to the Company's bonus or equity incentive compensation plans. In the event of termination of this Agreement pursuant to Section 5.1(a)(iii), Employer shall pay Employee a lump sum payment on the date 60 days following termination of employment in an amount equal to one year of Employee's Base Salary then in effect, reduced by the amount of any long-term disability benefits, if any, reasonably expected to be received by Executive during the one year period following termination of employment.

        5.2    Other Terminations by Employer.    Employer also shall have the right to terminate the employment of Employee at any time for any reason other than those set forth in Section 5.1(a). Subject to Section 9, in the event Employer terminates the employment of Employee for any reason other than those set forth in Section 5.1(a) during the one-year period commencing on the Commencement Date (the "Initial Period"), Employee shall be entitled to a lump sum severance payment equal to two times the sum of (a) Employee's then Base Salary in effect at the time of termination and (b) Employee's target incentive award opportunity in effect at the time of termination under the MICP or any applicable incentive compensation plan as may be in effect. Subject to Section 9, if Employee is terminated for any reason other than those set forth in Section 5.1(a) at any time after the Initial Period, Employee shall be entitled to a lump sum severance payment equal to the sum of (a) one year of Employee's then Base Salary in effect at the time of termination and (b) his target incentive award opportunity in effect at the time of termination under the MICP or any applicable incentive compensation plan as may be in effect. Subject to Section 9, the severance payment hereunder shall be payable on the date sixty (60) days after termination of Employee's employment. In addition, in each of these circumstances, Employee shall also be entitled to continuation of all medical and dental coverages in which he and his eligible dependents participated on the date of termination, at Employer's cost, for one year after the date of termination of Employee's employment, not to exceed the maximum periods provided for under the Consolidated Omnibus Budget Reconciliation Act. Notwithstanding the foregoing provisions of this Section 5.2, Employee shall be entitled to payment of the greater of (x) any severance amount provided for in any Company sponsored severance plan, if applicable, or (y) amounts payable hereunder.

        5.3    Termination by Employee for Good Reason.    Employee shall have the right to terminate his employment for "good reason" at any time upon thirty (30) days prior written notice to Employer. Subject to Section 9, if Employee terminates his employment during the Initial Period for "good reason" within 30 days following expiration of the cure period described below, Employee shall be entitled to the compensation and benefits set forth in Section 5.2 applicable for terminations by Employer during the Initial Period. If Employee terminates his employment after the Initial Period for "good reason" within 30 days following expiration of the cure period described below, Employee shall be entitled to the compensation and benefits set forth in Section 5.2 applicable for terminations by Employer after the Initial Period.

        "Good Reason" shall mean any of the following reasons: (a) a material diminution in Employee's Base Salary (provided, however, without limiting the interpretation of "material," a 5% or greater reduction in Employee's then current Base Salary or a cumulative reduction in Employee's then current Base Salary (taking into account all reductions from the date hereof to the most recent reduction) of 5% or more shall be deemed "material" in all circumstances); (b) a material diminution in the target award opportunity that Employee is eligible to receive in any year pursuant to the MICP or any other bonus or incentive compensation plan of the Company or Employer or any other incentive compensation arrangement (provided, however, without limiting the interpretation of "material," a 15% or greater reduction in the percentage of Employee's then current target award opportunity or a cumulative reduction (taking into account all reductions from the date hereof to the date of the most recent reduction) in the percentage of Employee's target award opportunity as of the date of this Agreement greater than 15% shall be deemed "material" in all circumstances; (c) a material diminution in Employee's authority, duties, or responsibilities; (d) a requirement that Employee report to a supervisor, whose authority, duties, or responsibilities are materially diminished in comparison to the authority, duties and responsibilities of the supervisor to whom Employee previously reported; (e) reassignment of Employee to a principal work location which increases his one-way commute by more than 25 miles from that in effect on the Commencement Date (or, if Employee consents to a subsequent relocation, as of the date of the last relocation to which Employee has consented); (f) the failure of a successor to Employer to assume the obligations under this Agreement; or (g) any other action or inaction that constitutes a material breach by the Employer or an Affiliate of this Agreement.

        No act or omission shall constitute "Good Reason" for purposes of this Agreement unless the Participant provides to the Company a written notice clearly and fully describing the particular acts or omissions which the Participant reasonably believes in good faith constitutes "Good Reason" within 90 days of the first date of such acts or omissions, and the Company has an opportunity for 30 days following its receipt of such notice, to cure such acts or omissions. If such acts or omissions are not cured within the 30 day cure period, Participant may provide a notice of termination for Good Reason to the Company.

        5.4    Termination by Employee.    Employee shall have the right to terminate his employment at any time for any reason other that as set forth in Section 5.3 upon thirty (30) days prior written notice to Employer. In the event of termination of this Agreement pursuant to this Section, Employee shall be entitled to receive (a) any Base Salary earned through the date of termination of his employment but not yet paid, (b) an amount equal to any earned but unused vacation time and (c) amounts (if any) to which Employee may be entitled pursuant to the Company's bonus or equity incentive compensation plans.

6.    Warranty    Employee represents and warrants that he is not under any obligation to any entity or person that would prevent, impair or limit the performance of his obligations under this Agreement. Employee further represents and warrants that he has been afforded a reasonable opportunity to consider this Agreement before signing it, that he has been afforded a reasonable opportunity to retain an attorney of his choosing in connection with this Agreement, and that he has carefully read the Agreement and understands it.

7.    Non-Disclosure Agreement, Non-Solicitation Agreements, and Covenant Not to Compete

        7.1    Acknowledgments.    Employee acknowledges that Employer wishes to protect the competitive position of Employer and its Affiliates and to ensure the continued protection of the confidential information of Employer and its Affiliates. Employee further acknowledges that by virtue of his employment with Employer, including those services provided by Employee to the Company and its Affiliates, he is the beneficiary of the goodwill of Employer.

        7.2    Access to and Use of Confidential Information.    Employer agrees to provide Employee Confidential Information (as defined below). Employee acknowledges that during the course of his employment, he will have access to highly confidential information about Employer and its Affiliates' business, including but not limited to (a) information and records about customers, partners, business methods or practices, (b) finances, (c) accounting, (d) pricing or pricing strategies, (e) contracts, (f) vendors, (g) computer hardware, software, and operating systems, (h) business strategies and (i) training programs (collectively "Confidential Information"). Employee acknowledges that the Confidential Information is constantly revised and updated. Employee further acknowledges that he needs the Confidential Information to perform his job duties for Employer. Notwithstanding any provision of this Agreement to the contrary, Confidential Information does not include any information which: (x) at the time of disclosure to Employee or thereafter is in the public domain (other than as a result of a disclosure directly or indirectly by Employee), (y) was available to Employee on a non-confidential basis from a source other than Employer or its Affiliates, provided that such source was not bound by a duty of confidentiality to Employer or its Affiliates or (z) is independently acquired or developed by Employee without violating any of Employee's obligations hereunder.

        7.3    Non-Disclosure of Confidential Information.    Employee acknowledges that the Confidential Information that Employer promises to provide him constitutes a valuable, special, and unique asset of Employer. Employee acknowledges that all Confidential Information is and shall at all times remain the property of Employer. Employee further acknowledges that except as required by his duties to Employer, he will not after termination of his employment, directly, indirectly, or otherwise, use, disseminate, or disclose the Confidential Information without the prior written consent of Employer. Employee agrees that any Confidential Information in his possession or control, as well as any other materials or items owned by Employer, whether or not they constitute Confidential Information, shall be returned to Employer immediately upon termination of Employee's employment.

        7.4    Non-Solicitation of Employees.    In consideration of Employer's promise to provide Confidential Information to Employee, in consideration of his employment with Employer, and in consideration of Employer's promise to pay Employee certain severance benefits as set forth in Section 5.2, Employee agrees that for a one-year period following the termination of his employment with Employer, Employee shall not, directly or indirectly, jointly or individually, through other entities or persons or either on his own behalf or in the service of others, (a) encourage or induce any then current employee of Employer or its Affiliates to leave the employment of Employer or its Affiliates or (b) offer employment, retain, hire or assist in the hiring of any current employee of Employer or its Affiliates or any former employee of Employer or its Affiliates employed by Employer or its Affiliates at any time during the twelve (12) month period prior to the termination of Employee's employment, by any person, association, or entity not affiliated with Employer or its Affiliates.

        7.5    Non-Solicitation of Customers.    In consideration of Employer's promise to provide Confidential Information, in consideration of his employment with Employer, and in consideration of Employer's promise to pay Employee certain severance benefits as set forth in Section 5.2, Employee agrees that for a one-year period following the termination of his employment, Employee shall not, directly or indirectly, jointly or individually, solicit or otherwise attempt to obtain the business of customers of Employer or its Affiliates in the counties in which Employer or its Affiliates conducted business at the time of the termination of his employment or within 12 months prior thereto or assist in the solicitation of such business by any person, association, or entity not affiliated with Employer.

        7.6    Covenant Not to Compete.    In consideration of Employer's promise to provide Confidential Information to Employee, in consideration of his employment with Employer, and in consideration of Employer's promise to pay Employee certain severance benefits as set forth in Section 5.2, Employee agrees that for a one-year period following the termination of his employment, Employee shall not, directly or indirectly, jointly or individually, through other entities or persons or either on his own behalf or in the service of others, compete or attempt to compete with the Company or its Affiliates or work with or for any person or entity that engages in the midstream natural gas business, or otherwise provides the same services or engages in the same business as the Company or its Affiliates, in the counties where the Company or its Affiliates or its subsidiaries do or have done business during the term of his employment with Employer. Employee hereby agrees that the provisions of this Section are reasonable in time, area, and scope, and that in the event of Employee's breach of this covenant not to compete, Employer shall be entitled to injunctive and/or monetary relief.

        7.7    Remedies.    Employee and Employer acknowledge that in the event that Employee breaches any of the restrictive covenants contained in this Agreement, it will be difficult to measure Employer's damages for such injuries and that, in the event of such a breach, Employer, in addition to pursuing its other legal and equitable remedies, will be entitled to a temporary restraining order and injunction to enforce this Agreement, without any requirement for the securing or posting of any bond in connection with such a remedy.

        7.8    Reformation.    It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Section 7 to be reasonable and necessary to protect the proprietary information of Employer and its Affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

        7.9    Survival.    It is expressly understood that the restrictions set forth in this Section 7 shall survive the termination of this Agreement in accordance with their terms notwithstanding any termination of this Agreement.

8.    Resolution of Disputes

        8.1    Alternative Dispute Resolution.    Except with respect to the equitable relief described in Section 7, Employer and Employee hereby knowingly, voluntarily, and irrevocably agree that any disputes or conflicts in any way arising out of or relating to: (a) this Agreement; (b) the performance or breach of any of the matters described herein; or (c) Employee's employment with Employer shall be resolved pursuant to binding arbitration under the auspices of the American Arbitration Association ("AAA").

          (a)   The arbitrator shall be licensed to practice law in Texas and shall be selected by mutual agreement of the parties. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party's notice of desire to arbitrate, then the arbitrator shall be selected from a list or lists of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA National Rules for the Resolution of Employment Disputes then prevailing, except that, if the parties fail to select an arbitrator from one or more lists, AAA shall not have the power to make an appointment but shall continue to submit additional lists until an arbitrator has been selected.

          (b)   Notice of arbitration must be given within the limitations period for the claim on which the notice is based. If the claiming party fails to give notice of arbitration within that time, the claim shall be deemed to be waived and shall be barred from either arbitration or litigation.

          (c)   The arbitrator shall render a final decision on the claim(s) within 180 days of the selection of the arbitrator and such decision shall be set forth in a written, reasoned opinion. In reaching his decision, the arbitrator shall be bound to apply the substantive rules of applicable law and shall be prohibited from awarding any exemplary or punitive damages.

          (d)   Employer and Employee jointly recognize the mutual benefits of arbitration, and mutually desire and intend that the expenses of the arbitration proceeding, including the arbitrator's fees, be shared equally between them, subject to the arbitrator's discretion, in appropriate cases, to issue a final award granting such expenses to one party or the other. Employer and Employee expressly acknowledge that the sharing of such expenses is both fair and equitable, and that neither will challenge such arrangement. Nevertheless, if a court addressing the enforceability of this Section 8 should deem Section 8 to be unenforceable because of the equal sharing of expenses, then Employer shall pay such percentage of the expenses as are necessary to render Section 8 enforceable in the eyes of the Court, but may seek to recover one-half of such expenses from any monetary award, if any, that is made to Employee by the arbitrator.

        8.2    Survival.    The provisions of Section 8 shall survive the termination of this Agreement for any reason whatsoever.

9.    Release    As a condition to receiving any severance payments or benefits under this Agreement, Employee shall execute and not revoke a general release (the "Claims Release") in a form reasonably acceptable to Employer, releasing all claims relating to Employee's employment with Employer, the termination thereof, and the terms and conditions thereof; provided, however, that such Claims Release will not include claims related to the Company's or Employer's ongoing obligations under this Agreement, and Employee will not waive any right to indemnification Employee may have under any indemnification agreement with the Company or the Employer or the Company's or the Employer's director and officer insurance policies or as may be provided for under the Company's or Employer's limited liability company agreement or any other claims that Employee may not release under applicable law. The Claims Release will also include a release by the Company and the Employer of all claims against Employee relating to Employee's employment with Employer, the termination thereof, and the terms and conditions thereof; provided, however, that such Claims Release will not include claims related to Employee's ongoing obligations under this Agreement or the Company's limited liability company agreement, any "clawback" policy adopted by the Company pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law applicable to the Company, provided that such policy is applicable to all employees of the Company similarly situated to Employee, as such policy may be in effect from time to time, claims of intentional fraud in the course and scope of employment or any other claims that the Company may not release under applicable law. The Company covenants to deliver the proposed form of Claims Release to Employee within 3 days following the date of Employee's termination of employment. The Claims Release must be irrevocable not later than 60 days following the date after termination of employment that the Company has delivered the proposed form of release to Employee, otherwise any severance benefits provided hereunder shall be forfeited.

10.    Waiver    Any waiver or consent from either party with respect to any term or provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which it was given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of either party at any time to require performance of, or to exercise any of its rights or remedies with respect to any term or provision of this Agreement shall not affect such party's right at a later time to enforce any such term or provision.

11.    Amendment    No amendment or modification of this Agreement shall be valid or effective, unless it is in writing and signed by both Employer and Employee.

12.    Assignment    Employer may assign this Agreement to any successor entity of Employer or any Affiliate of Employer. Employee may not assign this Agreement.

13.    Severability    The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

14.    Entire Agreement    This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter of this Agreement.

15.    Applicable Law    This Agreement shall be governed by and construed in accordance with the laws of the state of Texas without regard to conflicts of law principles thereof.

16.    Notices    Any notice required or permitted under this Agreement shall be in writing and shall be delivered by certified or registered United States Mail, postage prepaid, addressed as follows:

Employer:	CPNO Services, L.P. 1200 Smith Street, Suite 2300 Houston, Texas 77002 Attention: R. Bruce Northcutt President and Chief Executive Officer
Employee:	Bryan W. Neskora 15 Pine Lodge Place The Woodlands, Texas 77382

        Any notice given in accordance herewith shall be deemed to have been given when received by the addressee. The address for notice may be changed by notice given in accordance with this provision.

17.    Application of Section 409A of the Internal Revenue Code

        (a)    Delayed Payment Restriction.    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein or pursuant to any other agreement or plan of the Company to which Employee is entitled to any payment or benefit would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") if the Employee's receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Employee (or Employee's estate, if applicable) until the Section 409A Payment Date. For purposes of this Agreement, "Section 409A Payment Date" shall mean the earlier of (1) the date of the Employee's death or (2) the date which is six months after the date of termination of the Employee's employment with the Company. Employee hereby agrees to be bound by the Company's determination of its "specified employees" (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

        (b)    Separation from Service.    For purposes of this Agreement, to the extent required by Section 409A of the Code, references to Employee's termination of employment will be interpreted consistently with the term "separation from service" within the meaning of Section 409A of the Code.

        (c)    Section 409A Compliance.    References in this Agreement to Section 409A of the Code include both that section of the Code itself and any regulations and authoritative guidance promulgated thereunder. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.

18.    Affiliates    For purposes of this Agreement, "Affiliate" shall mean with respect to the Company, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

19.    Execution    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CPNO SERVICES, L.P.
By:	CPNO Services, GP, L.L.C., its general partner
By:	/s/ R. BRUCE NORTHCUTT R. Bruce Northcutt President and Chief Executive Officer
/s/ BRYAN W. NESKORA Bryan W. Neskora

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  Exhibit 10.2
EMPLOYMENT AGREEMENT